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                                                                   EXHIBIT 10.28


                              [TESSERA LETTERHEAD]


                                                                  March 21, 2000


Mr. Steve G. Vogel


Dear Steve:

On behalf of Tessera, I would like to offer you employment as Vice-president of Finance and Administration and Chief Financial Officer. This is an exempt position at a starting annual salary of $210,000. In addition, there will be a bonus plan for you for reaching the Company's operational and financial goals. Your bonus would allow earning up to 25% of your annual salary for the achievement of all objectives (bonus plan and goals to be more fully developed by the Tessera executive management team and ratified by Tessera's Board of Directors).

Your responsibilities will include Finance, Accounting and General Administration and Management Information Systems. You will be expected to lead Tessera's financial planning and budgeting process on an on-going basis. In addition, you will be expected to update Tessera's business plan and to assume a strategic role as we position Tessera for a possible IPO. you will further be expected to establish and maintain systems and structures for reporting financial results, collecting and controlling costs, and other accounting and financial controls as may be needed.

If you accept this offer, you agree to begin work on April 6, 2000 or sooner if your other commitments permit. You will be reporting directly to me in my role as Tessera's President and CEO.

Subject to the Board of Directors and shareholder approvals that are required, in addition to your salary you will receive stock options under the Company's 2000 Incentive Stock Option Plan to purchase 500,000 shares of Tessera common stock at a price set by the Board of Directors upon your acceptance (current option price is $1.00 per share). Your stock options will be scheduled to vest as follows: 125,000 shares will vest on the first anniversary of your employment and 10.416 shares per month will vest thereafter. In addition, you will receive a sign-on bonus to cover moving expenses of $30K. LFurther, as a regular employee, you will be eligible for certain benefits more fully described in the Tessera LEmployee Handbook which will be issued to you upon your employment. As discussed, your benefits shall incluede a sum tot al of two
(2) weeks of paid vacation time per year.



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If you are terminated for any reason except cause, Tessera will pay you a severance package consisting of the continuation of your salary and benefits for a three (3) month period. Should there be a change of control at Tessera and should the new management of the new company decide to terminate your employment, in addition to the severance specified above, Tessera, or its successor, will accelerate an additional 12 months of shares granted under the aforementioned 2000 Incentive Stock Option Plan and they will be purchasable by you at that time unless there is less than one year left of vesting, in which case only the remaining unvested shares of such grant shall accelerate and be purchasable by you at that time.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be awarded that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of your resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship which you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to the employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign and acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and
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comply with an Employment, Confidential Information, Invention Assignment and
Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be April 6th, 2000. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company PRESIDENT and you. This offer of employment will terminate if it is not accepted, signed and returned by March 24, 2000.

Steve, we look forward to your favorable reply. I am very excited about you joining my team and in helping Tessera realize its full potential.

Sincerely,

/s/ BRUCE McWILLIAMS
--------------------
Bruce McWilliams
CEO


Agreed to and accepted:


Signature: /s/ STEVE G. VOGEL
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Printed Name: Steve G. Vogel
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Date: March 21, 2000
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Enclosures
     Duplicate Original Letter
     Employment, Confidential Information, Invention Assignment and Arbitration Agreement